Exhibit 99.1

                         THE STEPHAN CO.
                      1850 West McNab Road
                   Fort Lauderdale, FL  33309



FOR IMMEDIATE RELEASE	                        Contact:  David Spiegel
						                     (954) 971-0600



THE STEPHAN CO. ANNOUNCES ANTICIPATED DATE FOR FILING OF
 FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004


Ft. Lauderdale, FL, July 26, 2005 -- The Stephan Co. (AMEX: TSC) (the "Company") announced that it expects to file its Annual Report on Form 10-K ("10-K") for the year ended December 31, 2004 during the week of August 8, 2005.

As previously disclosed, the SEC had questioned the Company's valuation of long-term inventory. The Company, working with its independent auditors, has responded to several follow up inquiries from the SEC regarding this matter and the Company has been recently advised that the SEC has no further comment with respect thereto. For the year ended December 31, 2004, long-term inventory is valued at approximately $1.9 million.

On an unrelated matter, the Company previously indicated that it was considering a possible impairment of goodwill amounting to approximately $1.8 million. As a result of the continuing evaluation of both goodwill and intellectual property (trademarks), the final impairment write-down for the year ended December 31, 2004 was determined to be approximately $2,145,000.

The Company anticipates that once the 10-K is filed during the week of August 8, 2005, the delinquent Form 10-Q for the quarter ended March 31, 2005 and the current report on Form 10-Q for the quarter ended June 30, 2005 will be filed by August 22, 2005. In addition, the Company anticipates that its annual meeting of stockholders will be held before September 30, 2005.

As indicated in a press release dated June 10, 2005, the American Stock Exchange decided to institute delisting proceedings against the Company. The Company has appealed this determination and an oral hearing before a Listing Qualifications Panel is scheduled for July 27, 2005. The Company is unable to speculate on the outcome of the hearing and management will continue to keep shareholders apprised of any developments in connection with the hearing.




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The Stephan Co. is engaged in the manufacture, distribution, and marketing of personal and hair care products.


Statements contained in this news release not strictly historical are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

These factors, risks and uncertainties include, without limitation, the results of the audit and review processes performed by the Company's independent auditors with respect to any restatement of the Company's historic financial statements, the continuing possibility of delisting, or halt in trading of, the Company's common stock from the American Stock Exchange and the repercussions from any such delisting, or halt in trading of, the continuing risks associated with the Company's failure to be in compliance with its periodic reporting requirements with the Securities and Exchange Commission, appropriate valuation of the Company's assets, demand for the Company's products, competition from larger and/or more experienced suppliers of personal and hair care products, the Company's ability to continue to develop its markets, general economic conditions, governmental regulation, and other factors that may be more fully described in the Company's literature and periodic filings with the Securities and Exchange Commission.




AMERICAN STOCK EXCHANGE
SYMBOL - TSC